Exhibit 10.1

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Common Stock Purchase Agreement, dated October 30, 2008 (the “Agreement”), by and between Dyax Corp., a  Delaware corporation (the “Company”), and Azimuth Opportunity Ltd., an international business company incorporated under the laws of the British Virgin Islands (the “Investor”), is entered into as of February 16, 2010 (the “Amendment Date”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Recitals

Whereas, Section 2.2 of the Agreement provides in part that the applicable Discount Price shall be determined in accordance with the price and share amount parameters as set forth in the pricing grid table set forth therein, or such other parameters mutually agreed upon by the Investor and the Company;

Whereas, Section 7.1 of the Agreement provides in part that, unless earlier terminated, the Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 18-month anniversary of the Effective Date, (ii) the date that the entire dollar amount of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Investor shall have purchased the Total Commitment of shares of Common Stock (subject in all cases to the Trading Market Limit);

Whereas, the Agreement remains in full force and effect;

Whereas, Section 9.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor; and

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendment of Section 2.2.  Effective as of the Amendment Date, Section 2.2 of the Agreement shall be amended and restated in its entirety as follows:

Section 2.2.     Fixed Requests.  From time to time during the Investment Period, the Company may in its sole discretion deliver to the Investor a Fixed Request Notice for a specified Fixed Amount Requested, and the applicable discount price (the “Discount Price”) shall be determined, in accordance with the price and share amount parameters as set forth below or such other parameters mutually agreed upon by the Investor and the Company, and upon the terms and subject to the conditions of this Agreement, the Investor shall purchase from the Company the Shares subject to such Fixed Request Notice; provided, however, that (i) if an ex-dividend date is established by the Trading Market in respect of the Common Stock on or between the first Trading Day of the applicable Pricing Period and the applicable Settlement Date, the Discount Price shall be reduced by the per share dividend amount and (ii) the Company may not deliver any single Fixed Request Notice for a Fixed Amount Requested in excess of the lesser of (a) the amount in the applicable Fixed Amount Requested column below and (b) 2.5% of the Market Capitalization:

Threshold Price	Fixed Amount Requested	Discount Price

Equal to or greater than $10.00	Not to exceed $8,250,000	95.950% of the VWAP

Equal to or greater than $9.00 and less than $10.00	Not to exceed $7,500,000	95.850% of the VWAP

Equal to or greater than $8.00 and less than $9.00	Not to exceed $6,750,000	95.750% of the VWAP

Equal to or greater than $7.00 and less than $8.00	Not to exceed $6,000,000	95.375% of the VWAP

Equal to or greater than $6.00 and less than $7.00	Not to exceed $5,250,000	95.125% of the VWAP

Equal to or greater than $5.00 and less than $6.00	Not to exceed $4,500,000	94.750% of the VWAP

Equal to or greater than $4.00 and less than $5.00	Not to exceed $3,750,000	94.500% of the VWAP

Equal to or greater than $3.00 and less than $4.00	Not to exceed $3,000,000	94.250% of the VWAP

Equal to or greater than $2.00 and less than $3.00	Not to exceed $2,250,000	93.750% of the VWAP

Anything to the contrary in this Agreement notwithstanding, at no time shall the Investor be required to purchase more than $8,250,000 worth of Common Stock in respect of any Pricing Period (not including Common Stock subject to any Optional Amount).  The date on which the Company delivers any Fixed Request Notice in accordance with this Section 2.2 hereinafter shall be referred to as a “Fixed Request Exercise Date”.

2.           Amendment of Section 7.1.  Effective as of the Amendment Date, Section 7.1 of the Agreement shall be amended to replace the first sentence thereof with the following:

“Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) January 7, 2011 (the “Investment Period”), (ii) the date that the entire dollar amount of Shares registered under the Registration Statement have been issued and sold and (iii) the date the Investor shall have purchased the Total Commitment of shares of Common Stock (subject in all cases to the Trading Market Limit).”

3.           Continuing Effect of Agreement.  Except as expressly set forth in this Amendment, all other provisions of the Agreement remain in full force and effect.

4.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

5.           Counterparts.  This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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In Witness Whereof, the parties hereto have caused this Amendment No. 1 to the Agreement to be executed and delivered as of the Amendment Date.

Company: DYAX CORP.

By:	/s/ George Migausky
Name: George Migausky
Title: Chief Financial Officer

Investor: AZIMUTH OPPORTUNITY LTD.

By:	/s/ Dierdre M. McCoy
Name: Dierdre M. McCoy
Title: Corporate Secretary